Exhibit (n)(7)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of New Mountain Finance Holdings, L.L.C.:

We have audited the consolidated statements of assets, liabilities and members’ capital of New Mountain Finance Holdings, L.L.C. (the “Entity”), including the consolidated schedules of investments, as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in members’ capital, and cash flows for each of the three years in the period ended December 31, 2013, and have issued our report dated March 5, 2014 (included elsewhere in this Registration Statement).  Our audit also included the information as of December 31, 2013, 2012, 2011, 2010 and 2009, appearing under the caption “Senior Securities”.  This information is the responsibility of the Entity’s management. The information as of December 31, 2013, 2012, 2011, 2010 and 2009, appearing under the caption “Senior Securities” has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements from which it has been derived.

/s/ Deloitte & Touche LLP

New York, New York
March 5, 2014